EXHIBIT 10(b)
October 18, 2005
PERSONAL & CONFIDENTIAL
Mr. Henry G. Schopfer
Dear Hank:
I have enjoyed our discussions and getting to know you better. I believe that you possess the experience and personal attributes necessary to successfully help direct our corporation over the next six (6) months. During this period, we will address many business and financial challenges requiring the expertise of an accomplished Chief Financial Officer. Therefore, I am pleased to formally extend to you an offer of employment to join Peerless Mfg. Co. as its next Vice President and Chief Financial Officer. You will report directly to me and function as a member of our Management Team.
Employment with Peerless is at will and this letter does not constitute a contract of employment for any specific term and may be modified by the-company, at any time. Specific terms of this offer encompass:
•	Base salary: Paid bi-weekly at the rate of $8,000 per pay period. This equates to $208,000 on an annualized basis.
•	Success Bonus: A bonus to be paid equal to one times Compensation earned as Chief Financial Officer only upon closing of the “proposed” transaction. Bonus will be capped at $100,000.
•	Benefits: Eligibility begins for medical, dental, life, AD&D, etc., on the first day of the month following 30 days of continuous employment (details to follow).
•	Salary Continuation/Severance: A provision for four (4) months salary, paid, bi-weekly, if your employment is terminated without cause (as will be defined in the formal employment agreement) after successful conclusion of the “proposed” transaction.
•	Continuity Provision: If requested to do so by the new entity, you agree to remain an employee for an additional four (4) months to address any closing, adjustment, legal or other requirements, post closing.
Additionally, it is the intent of the Corporation to announce your election as Chief Financial Officer on or before October 21, 2005, and file the appropriate 8K documentation. Also, we will initiate the preparation of an employment agreement formalizing the above and including appropriate provisions dealing with the protections of Peerless’ confidential information and competitive interests.

•	Start date: October 19, 2005
Although I am empowered to extend this offer of employment, it is subject to ratification by the Board of Directors at the next regularly scheduled Board meeting.
In the event the “proposed” transaction is not consummated, we agree to the following process:
•	Enter into negotiations to modify your employment agreement with Peerless Mfg. Co. This process will begin prior to July 1, 2006 or, at a time, consistent with the date the “proposed” transaction is terminated.
•	Modifications will encompass alternate bonus compensation based upon company financial goals, other entitlements, salary continuation and change of control provisions consistent with other officers.
•	Terms of the revised employment agreement will be effective beginning the first day of the new business year — July 1, 2006.
Hank, I believe you will bring immediate credibility to our financial team and, also, enjoy your association with our corporation. Please verify your acceptance of these terms by signing below and bringing this letter with you on Tuesday, October 18, 2005.
If you have questions, feel free to call me at (214) 353-5590 or after normal business hours, at home.

Cordially,

/s/ Sherrill Stone

Sherrill Stone Chairman & Chief Executive Officer

Agreed and Accepted:

/s/ Henry G. Schopfer	10-18-05

Henry G. Schopfer	Date

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